US WATS
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                                                    for immediate release
Contact:  Aaron Brown, Investor Relations
           610-660-0100


                         US WATS RAISES $2.3 MILLION

Bala Cynwyd, Pennsylvania (December 4, 1997) - US WATS, Inc. (USWIC) announced today that it had raised $2.3 million in a private placement of 1,590,000 shares of its common stock at a purchase price of $1.50 per share. The financing may enable the continued listing of the Company's common stock on The Nasdaq Stock Market. Formerly, the Company had received notice that the Company had not met the capital and surplus requirements for listing of its common stock on The Nasdaq's Small Cap segment.

Aaron Brown, Chairman, noted, "We are happy that we could negotiate an arrangement whereby we issued common shares at only a slight discount to the market price on November 26, the day the transaction was signed. We are hopeful that the NASD will permit the uninterrupted trading of the Company's stock after they have had the opportunity to review the transaction and our proforma financials.

"Additionally, these funds will be used to help the Company meet its near term business objectives as well as to provide the Company with stability and liquidity."

US WATS' most recent news releases and quarterly summary reports are available via facsimile by calling "Company News On-Call" at 800-758-5804, extension number 926713. This electronic, menu-driven system of PR NEWSWIRE, allows callers to receive, at no charge, specific "USWI" news releases and quarterly reports within minutes of request.


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    111 Presidential Boulevard, Suite 114, Bala Cynwyd, Pennsylvania 19004
                  telephone  610/660-0100  fax  610/660-0335